Exhibit 10.16

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED DIRECTORS RETIREMENT PLAN

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED DIRECTORS RETIREMENT PLAN (this “Amendment”) is hereby adopted by Hudson Valley Bank, N.A. (the “Bank”) on December __, 2014.

WHEREAS, the Corporation adopted the Amended and Restated Directors Retirement Plan (the “Plan”), effective May 1, 2014; and

WHEREAS, the Plan was frozen on December 31, 2008; and

WHEREAS, the Corporation desires to adopt the following clarifying provisions to the Plan pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Plan is hereby amended as follows:

1.  Amendment to Article Thirteen.  Article Thirteen of the Plan is hereby amended and restated as follows:

“The Bank, through its Board of Directors, reserves the right to amend this Plan, at any time.  Notwithstanding anything in the Plan to the contrary, the Plan is permitted to be terminated by the Bank under the following circumstances and conditions:

(a)The Bank may terminate the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Internal Revenue Code, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in Director’s gross income in the latest of: (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)The Bank (or any successor) may terminate the Plan by irrevocable action within the 30 days preceding, or 12 months following, a Change in Control, provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Director and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the irrevocable termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(c)The Bank may terminate the Plan provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulation 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulation 1.409A-1(c) if the Director participated in both arrangements, at any time within three years following the date of termination of the arrangement.”

2.Capitalized Terms.  Capitalized terms herein shall have the meanings ascribed to them in the Plan except as otherwise expressly provided in this Amendment.

3.Effect of Amendment.  Except and to the extent modified by this Amendment, the provisions of the Plan shall remain in full force and effect and are hereby incorporated into and made a part of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Bank has executed this Amendment as of the day and year first written above.

HUDSON VALLEY BANK, N.A.

By:	/S/ JAMES P. BLOSE
James P. Blose
EVP, General Counsel & Secretary